As filed with the Securities and Exchange Commission on April 25, 2011

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
OSI RESTAURANT PARTNERS, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-3061413 (I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of Principal Executive Offices)     (Zip Code)

OSI Restaurant Partners, LLC Partner Ownership Account Plan
 (Full title of the plan)

Joseph J. Kadow, Esq.
Executive Vice President, Chief Officer – Legal and Corporate Affairs
OSI Restaurant Partners, LLC
2202 North West Shore Boulevard, 5th Floor, Tampa, Florida  33607
(Name and address of agent for service)

(813) 282-1225
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐  Accelerated filer ☐  Non-accelerated filer ☒ (Do not check if a smaller reporting company)       Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount of
To Be Registered	Registered(2)	Per Share	Price(3)	Registration Fee(3)
Deferred compensation obligations(1)	1,029	$10,000	$10,290,000	$1,195

(1)	Represents $10,290,000 of deferred compensation obligations offered under the Partner Ownership Account Plan, dated May 1, 2011.
(2)
In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In connection with the OSI Restaurant Partners, LLC Partner Ownership Account Plan (the “Plan”), the documents containing the information required by Part I of this registration statement on Form S-8 (this “Registration Statement”) will be sent or given to managing, operating and chef partners (“Partners”) who are eligible to convert their existing partner program into participation in the Plan. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following document of OSI Restaurant Partners, LLC (the “Company”) filed with the Securities and Exchange Commission (“Commission”) is incorporated by reference in this Registration Statement and made a part hereof:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Commission on March 31, 2011.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered by this Registration Statement have been sold, or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

This Registration Statement covers deferred compensation obligations (“Obligations”) that may be offered and sold under the Plan in connection with Partners converting their existing partner program into participation in the Plan.  From the date hereof through May 31, 2011, Partners with a current employment agreement that will not be completed in the next six months may amend their agreements to convert their existing partner program to participation in the Plan.  Partners who elect to convert are referred to herein as “Participants.”  The following summary of the Obligations is qualified in its entirety by reference to the Plan, a copy of which has been filed as an exhibit to this Registration Statement.

The Obligations represent obligations of the Company to pay Participants under the Plan.  The Plan is intended to provide an opportunity for additional income and long-term wealth accumulation.  In order to measure the amount of the Company’s obligations to Participants under the Plan, the Company will maintain a bookkeeping record for Participants in the Plan. Participants will have separate bookkeeping accounts for tracking their initial deposit (the “Partner Investment Account”) and Company contributions (the “Company Contributions Account”).

Not later than 15 days (or the next business day if the 15th day is not a business day) after the later of: the execution of the Participant’s employment agreement or the Company’s receipt of the Participant’s mandatory deposit, the Company will credit the Participant’s mandatory deposit to his or her Partner Investment Account. The basic required deposit of $10,000 may be reduced for a Participant depending on his or her tenure and division.

The Company will make a contribution to a Participant’s Company Contributions Account no later than the end of February of each year following the completion of each year (or partial year where applicable) under the Participant’s employment agreement. The value of each Company contribution will be equal to a percentage of the Participant’s store’s positive distributable cash flow plus, if the store has been open at least 18 calendar months, a percentage of the year-over-year increase in the store’s positive distributable cash flow as set forth in the Participant’s employment agreement.

Amounts credited to a Participant’s accounts under the Plan may be allocated among benchmark funds that may be offered under the Plan, and the account balances of the Participant will increase or decrease based on the performance of the benchmark funds.  Unless the Participant’s account balances have been forfeited under the terms of the Plan, distributions commence and are made as set forth in the Plan.

The Obligations represent the obligation of the Company to distribute the balance of each Participant’s accounts and are general unsecured obligations of the Company.  The Obligations cannot be transferred, pledged or assigned in any manner whatsoever.

The Company reserves the right to amend, discontinue or terminate the Plan at any time, subject to certain limitations set forth in the Plan.  However, no amendment or termination may reduce a Participant’s account balances or change the timing of benefits under the Plan in violation of Section 409A of the Internal Revenue Code of 1986, as amended.  If the Company terminates the Plan, the Company shall pay the balance of the Participant’s accounts at the time and in the form such amounts would have been paid absent such Plan termination.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

The limited liability company agreement for the Company provides that the Company shall indemnify, defend, and hold harmless any director, officer, partner, stockholder, controlling person or employee, each member of its board of managers and any person serving at its request from any liability, loss or damage incurred by the indemnified party, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage. The Company may enter into an agreement with any of its officers, employees, consultants, counsel and agents, any member of the board of managers or its member, to implement such indemnities, consistent with applicable law.

Kangaroo Holdings, Inc., the Company’s ultimate parent company, has purchased and maintains insurance on behalf of any past, present or future duly elected or appointed directors, officers, trustees, governors, management committee members, members of board of managers, general partner(s), or general counsel of itself and the entities for which it had or has management control, including the Company, but only in their capacities as such.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit
4	Partner Ownership Account Plan (filed herewith)

5	Opinion of Baker & Hostetler LLP (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Ernst & Young LLP (filed herewith)

23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature pages)

Item 9.  Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa and the State of Florida on this 25th day of April, 2011.

OSI Restaurant Partners, LLC

By:           /s/ Joseph J. Kadow
                Joseph J. Kadow, Executive Vice President,
                Chief Officer - Legal and Corporate Affairs

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph J. Kadow, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on April 25, 2011 by the following persons in the capacities indicated below.

Signature	Title

/s/ Elizabeth A. Smith	Director, President, Chief Executive Officer (Principal Executive Officer)
Elizabeth A. Smith

/s/ Dirk A. Montgomery	Chief Financial Officer (Principal Financial and Accounting Officer)
Dirk A. Montgomery

/s/ A. William Allen, III
A. William Allen, III	Director

/s/ Chris T. Sullivan	Director
Chris T. Sullivan

/s/ Robert D. Basham	Director
Robert D. Basham

/s/ Andrew B. Balson	Director
Andrew B. Balson

/s/ J. Michael Chu	Director
J. Michael Chu

/s/ Philip H. Loughlin	Director
Philip H. Loughlin

/s/ Mark E. Nunnelly	Director
Mark E. Nunnelly

/s/ Mark A. Verdi	Director
Mark A. Verdi

The Plan.  Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on April 25, 2011.

OSI RESTAURANT PARTNERS, LLC PARTNER OWNERSHIP ACCOUNT PLAN

By: OSI RESTAURANT PARTNERS, LLC, Administrator

By: /s/ Joseph J. Kadow
      Joseph J. Kadow, Executive Vice President,
      Chief Officer - Legal and Corporate Affairs

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4	Partner Ownership Account Plan (filed herewith)

5	Opinion of Baker & Hostetler LLP (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Ernst & Young LLP (filed herewith)

23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature pages)